Exhibit 99.1

Orexigen® Therapeutics Phase 2b Trial for EmpaticTM Meets Primary Efficacy Endpoint Demonstrating Significantly Greater Weight Loss Versus Comparators in Obese Patients

New Data Highlights Strength of Company’s Obesity Franchise with Two Late Stage Drug Candidates

Company to host conference call to discuss results in more detail at 8:30 a.m. ET today

SAN DIEGO, September 30, 2009 — Orexigen® Therapeutics, Inc. (Nasdaq: OREX) today announced that its 24-week, Phase 2b trial for Empatic™ (bupropion SR/zonisamide SR), the Company’s second late stage investigational combination drug for the treatment of obesity, met its primary efficacy endpoint by demonstrating statistically significantly greater weight loss for both Empatic doses compared to monotherapies and placebo. The Company plans to meet with the U.S. Food and Drug Administration (FDA) for an End of Phase 2 meeting to discuss these data with the goal of defining a Phase 3 plan for Empatic.

“We believe that the Empatic Phase 2b results demonstrate early and meaningful weight loss that exceeds both the mean and categorical efficacy benchmarks set by the FDA for one year Phase 3 trials. Furthermore, the trajectory of weight loss at 24 weeks suggests that there may be additional therapeutic benefits in longer trials,” said Mike Narachi, President and CEO of Orexigen. “These positive results affirm the strength of our obesity franchise and the potential to offer different mechanisms to treat this complex disease and meet the diverse needs of patients.”

Key top-line data from this study include the following:

•	Patients completing 24 weeks of Empatic360 (bupropion SR 360 mg/zonisamide SR 360 mg) therapy lost 9.9% of their baseline body weight, or 22 pounds, compared to 1.7% for placebo patients (p<0.001).

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Of patients who completed 24 weeks of therapy on Empatic360, 82.6% lost at least 5% of their baseline body weight and 47.7% lost at least 10% of their baseline body weight compared to 18.9% and 5.7% of placebo patients, respectively (p<0.001 for both).

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Empatic patients experienced significant weight loss as early as their first post-baseline visit at week four. Importantly, Empatic patients continued to lose weight through the end of the trial period, with no evidence of a weight loss plateau.

•	Improvements were observed in key markers of cardiometabolic risk such as waist circumference, triglycerides, fasting insulin and blood pressure.

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The most commonly reported adverse events for all Empatic patients were headache, insomnia and nausea. The most common adverse events leading to discontinuation were insomnia, headache and urticaria (hives).

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Adverse events and laboratory findings appeared to be consistent with the individual components of Empatic. There were no serious adverse events attributed by investigators to study drug. There were no statistically or clinically meaningful differences between Empatic and placebo on measures of cognitive function, depression, suicidality or anxiety.

“Obesity is a complex disease that is challenging to treat. What works for one patient may not work for another, making it critical to have a broad spectrum of interventions available for physicians and their patients,” said Caroline Apovian, M.D., Director of the Center for Nutrition and Weight Management, Boston Medical Center. “These Phase 2 data show impressive weight loss among patients treated with Empatic and support further investigation to determine the full potential of Empatic.”

These data follow the announcement by the Company in July 2009 that Phase 3 trials evaluating Contrave® (bupropion SR/naltrexone SR), its lead investigational drug for the treatment of obesity, met their co-primary endpoints, exceeding the FDA categorical efficacy benchmark for clinically significant weight loss. The Company remains on track to file a New Drug Application (NDA) for Contrave with the FDA in the first half of 2010.

Phase 2b Empatic Trial Design and Results

This 24-week, double-blind, randomized trial evaluated 729 patients from 20 sites across the United States and incorporated a typical diet and exercise regimen. Patients enrolled in this trial had a body mass index (BMI) of 30 to 45, or as low as 27 in the presence of hypertension or dyslipidemia. The trial studied six arms: placebo, one dose of bupropion monotherapy, two doses of zonisamide monotherapy and two doses of Empatic. The doses selected for this trial were based on results from earlier Phase 2 trials of Empatic.

The primary endpoint was to show greater weight loss with Empatic compared to its individual components and placebo, in accordance with the FDA guidance for combination products. Data were analyzed using intent-to-treat (ITT) last observation carried forward (LOCF) of all randomized patients who had at least one post-baseline observation while on study drug. Results showed:

•	Mean weight loss for Empatic360 (bupropion SR 360mg / zonisamide SR 360mg) was 7.5% versus 2.3% for bupropion 360 and 5.3% for zonisamide 360 (p<0.001).

•	Mean weight loss for Empatic120 (bupropion SR 360mg / zonisamide SR 120mg) was 6.1% versus 2.3% for bupropion 360 and 3.2% for zonisamide 120 (p<0.001).

Results for the comparison of Empatic to placebo are detailed as follows:

ITT-LOCF

	Placebo	Empatic360		Empatic120
	(N=75)	(N=164)		(N=81)
Mean Weight Loss (%)	1.4%	7.5	%*	6.1	%*
Greater than or equal to 5% weight loss (%)	14.7%	60.4	%*	46.9	%*
Greater than or equal to 10% weight loss (%)	4.0%	32.3	%*	24.7	%*

Completers (at 24 weeks)

	Placebo	Empatic360		Empatic120
	(N=53)	(N=109)		(N=54)
Mean Weight Loss (%)	1.7%	9.9	%*	7.7	%*
Mean Weight Loss (lbs)	4.4	21.9		16.4
Greater than or equal to 5% weight loss (%)	18.9%	82.6	%*	59.3	%*
Greater than or equal to 10% weight loss (%)	5.7%	47.7	%*	35.2	%*

*	p≤0.001 for comparison against placebo

Conference Call

The Company has scheduled a conference call today, September 30, at 8:30 a.m. Eastern Time to discuss further details from these trials. The live call may be accessed by calling (800) 884-5695 (domestic), (617) 786-2960 (international); meeting code: 64389662. The webcast can be accessed live on the investor relations section of the Company’s Web site at http://www.Orexigen.com and will be archived for 14 days following the call.

About Orexigen® Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on developing therapies that offer multiple approaches to treating obesity. The Company’s lead investigational product, Contrave®, has completed the COR clinical development program and is on track for a regulatory submission with the FDA in the first half of 2010. The Company’s second obesity drug candidate, Empatic™ has completed Phase 2 trials. Each product candidate is designed to act on a specific group of neurons in the central nervous system with the goal of achieving appetite suppression and sustained weight loss, through combination therapeutic approaches. Further information about the Company can be found at http://www.Orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the efficacy and safety of Empatic™ and Contrave®, the potential for, and timing of, proceeding to Phase 3 clinical trials for Empatic or filing an NDA for Contrave, the commercial and therapeutic potential of Empatic and Contrave, and the potential to obtain regulatory approval for, and effectively treat obesity with, either product candidate. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: additional analyses of data from the

Empatic Phase 2B trial or Contrave Phase 3 trials and any other clinical trials of Empatic or Contrave may produce negative or inconclusive results, or may be inconsistent with previously announced results or previously conducted clinical trials; the FDA may not agree with the Company’s interpretation of efficacy and safety results; earlier clinical trials may not be predictive of future results; Empatic or Contrave may not receive regulatory approval on a timely basis or at all, and the FDA may require Orexigen to complete additional clinical, non-clinical or other requirements prior to the submission or the approval of NDAs for either product candidate; the potential for adverse safety findings relating to Empatic or Contrave to delay or prevent regulatory approval or commercialization, or result in product liability claims, including serious adverse events that are not characterized by clinical investigators as possibly related to Empatic or Contrave and adverse events associated with the individual components of these product candidates; the third parties on whom Orexigen relies to assist with the development programs for Empatic or Contrave, including clinical investigators, contract laboratories, clinical research organizations and manufacturing organizations, may not successfully carry out their contractual duties or obligations or meet expected deadlines, and the quality or accuracy of the data or materials generated by such third parties may be of insufficient quality to include in the Company’s regulatory submissions; the ability of Orexigen and its licensors to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its product candidates; and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995. Information included herein is based on the Company’s review and evaluation of the clinical data. All conclusions and determinations contained herein are subject to the Company’s further analysis of the clinical data. The ultimate determination of the safety and efficacy of Contrave and Empatic will be made by the FDA and other relevant regulatory authorities.

SOURCE Orexigen Therapeutics, Inc.

Orexigen Contact:	Media Contacts:

Graham Cooper	Liz Frank	Lori Rosen
(858) 875-8600	(212) 301-7216	(212) 301-7173

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